SETTLEMENT REACHED IN COPANO UNITHOLDER LAWSUITS RESULTING FROM COPANO ACQUISITION

HOUSTON, June 28, 2013 – Copano Energy, LLC (Copano), a wholly owned subsidiary of Kinder Morgan Energy Partners, L.P. (NYSE: KMP), today announced that Copano, KMP and KMP’s general partner have reached an agreement to settle all claims asserted against all defendants purportedly brought on behalf of Copano’s former common unitholders arising from the acquisition of Copano by KMP, which closed May 1. Copano unitholders approved the merger, with more than 99 percent of the units that voted cast in favor of the transaction. These claims were filed in lawsuits in Delaware and Texas. As previously disclosed in Copano’s Form 8-K filed on April 22, 2013, pursuant to the terms of the settlement, Copano agreed to make certain supplemental disclosures related to the proposed merger solely to avoid the risk of delaying the merger and minimize the expense and uncertainty of continued litigation. The settlement does not require the defendants to pay any monetary consideration to the proposed settlement class. The settlement is subject to, among other conditions, approval of the Delaware Chancery Court. A settlement hearing has been scheduled for Sept. 9, 2013.
The merger consideration received by Copano’s unitholders was valued at $40.91 per common unit based on KMP’s closing price as of Jan. 29, 2013, representing a 23.5 percent premium over the closing price of Copano common units on Jan. 29, 2013.
Written notice concerning the terms of the settlement will be provided to Copano unitholders, including information about the rights of class members.
Kinder Morgan Energy Partners, L.P. (NYSE: KMP) is a leading pipeline transportation and energy storage company and one of the largest publicly traded pipeline limited partnerships in America. It owns an interest in or operates approximately 54,000 miles of pipelines and 180 terminals. The general partner of KMP is owned by Kinder Morgan, Inc. (NYSE: KMI). Kinder Morgan is the largest midstream and the third largest energy company in North America with a combined enterprise value of approximately $115 billion. It owns an interest in or operates approximately 80,000 miles of pipelines and 180 terminals. Its pipelines transport natural gas,
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gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle such products as ethanol, coal, petroleum coke and steel. KMI owns the general partner interests of KMP and El Paso Pipeline Partners, L.P. (NYSE: EPB), along with limited partner interests in KMP and EPB and shares of Kinder Morgan Management, LLC (NYSE: KMR). For more information please visit www.kindermorgan.com.

This news release includes forward-looking statements. These forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Kinder Morgan believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include those enumerated in Kinder Morgan’s reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, Kinder Morgan undertakes no obligation to update or review any forward-looking statement because of new information, future events or other factors. Because of these uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Media Relations	Investor Relations
Richard Wheatley	(713) 369-9490
(713) 420-6828	km_IR@kindermorgan.com
richard_wheatley@kindermorgan.com	www.kindermorgan.com

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